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                                 EXHIBIT 5.1





                                                       WEST PALM BEACH, FLORIDA
TELEPHONE:  (313) 256-7800                                    LANSING, MICHIGAN
WEB SITE:  http://law.honigman.com




                                 July 22, 1997


Somanetics Corporation
1653 East Maple Road
Troy, Michigan  48083-4208

Ladies and Gentlemen:

         We have represented Somanetics Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 331,150 of the Company's Common Shares, par value $.01 per share (the "Common Shares"), issued or to be issued pursuant to the Somanetics Corporation Stock Option Agreements, dated April 24, 1997 or pursuant to options granted under the Somanetics Corporation 1997 Stock Option Plan (collectively, the "Plans").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (i) the Common Shares to be offered by the Company under the Plans pursuant to the Registration Statement have been duly authorized and, (ii) when issued and sold by the Company in accordance with the Plans and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ HONIGMAN MILLER SCHWARTZ AND COHN

                                               HONIGMAN MILLER SCHWARTZ AND COHN